Exhibit 99

For Release: April 13, 2006

Contact: Gerald Coggin, Senior VP Corporate Relations

Phone: (615) 890-2020

NHR Board Member Dies

MURFREESBORO, Tenn. - National Health Realty, Inc. (AMEX:NHR), a real estate investment trust, is saddened to announce the death of board member Joel H. Jobe.

Jobe, an independent director and chairman of the audit committee, who had served on NHR's board since April 2004, died unexpectedly on March 31. "We are very saddened by the death of our friend and board member," NHR President Robert Adams said. "Our thoughts and prayers are with Joel's family. Joel's accounting and health care experience made him a valuable asset to our board. His contribution will be greatly missed."

Due to the death of Director Jobe, the American Stock Exchange issued a Warning Letter pursuant to Section 1009(a)(i) of the Amex Company Guide that the Company is currently out of compliance with Section 121(A)(1) which requires that each listed company must have a majority of independent directors on its Board of Directors; with Section 121(B)(2)(a) which requires that each listed company have an Audit Committee of at least three independent board members; and with Section 121(B)(a)(ii) which requires that each listed company have at least one member of its audit committee who is deemed financially sophisticated. The Warning Letter gives the Company until July 12 to regain compliance with the Amex requirements regarding Board composition.

NHR owns the real property of 16 skilled nursing facilities, six assisted living centers and one independent living center. Additional information including NHR's most recent press releases may be obtained on NHR's web site at www.nationalhealthrealty.com. The company trades on the American Stock Exchange with the symbol NHR.

Statements in this press release that are not historical facts are forward-looking statements. NHR cautions investors that any forward-looking statements made involve risks and uncertainties and are not guarantees of future performance. All forward-looking statements represent NHR's best judgment as of the date of this release.